P15000009860

(Requestor's Name)

(Address)

(Address)

(City/State/Zip/Phone #)

☐ PICK-UP ☐ WAIT ☐ MAIL

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(Document Number)

Certified Copies _______ Certificates of Status _______

Special Instructions to Filing Officer:

Office Use Only

000268699250

RECEIVED
DEPARTMENT OF STATE
DIVISION OF CORPORATIONS
15 JAN 30 PM 4:40
NOT INTENDED
TO ACKNOWLEDGE
SUFFICIENCY OF FILING

FILED
15 JAN 30 AM 8:32
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

2-2-15 B

FLORIDA FILING & SEARCH SERVICES, INC.

P.O. BOX 10662 TALLAHASSEE, FL 32302
155 Office Plaza Dr Ste A Tallahassee FL 32301
PHONE: (800) 435-9371; FAX: (866) 860-8395

DATE: 1/30/15

NAME: JOLEN, INC

TYPE OF FILING: ARTICLES

COST: 70.00

RETURN: PLAIN COPY PLEASE

ACCOUNT: **FCA000000015**

AUTHORIZATION: ABBIE/PAUL HODGE

ARTICLES OF INCORPORATION
In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

ARTICLE I NAME

The name of the Corporation shall be: JOLEN, INC.

ARTICLE II PRINCIPAL OFFICE

Principal street address is
550M Ritchie Highway #104
Severna Park, MD 21146

Mailing address, if different, is

ARTICLE III PURPOSE

The purpose for which the Corporation is organized is: To conduct any business which may be lawfully conducted by a for-profit corporation in the State of Florida.

ARTICLE IV SHARES

The number of shares of stock is:

Five Hundred Million (500,000,000) shares of common stock, $0.001 par value per share.

Ten Thousand (10,000) shares of Series A Preferred Stock, each share of which shall have the following preferences, limitations, and relative rights:

1. Par value of $0.001 per share.
2. Fifty Thousand (50,000) votes per share, in *pari passu*, and not as a separate class, with common stock on all matters submitted to stockholder for approval, including, but not limited to, election of directors.
3. An annual cumulative dividend of Eight Dollars ($8.00) per share, payable before any dividend or distribution with respect to common stock.
4. Convertible at any time at the option of the holder into One Thousand (1,000) shares of common stock.
5. A liquidation preference of Forty Dollars ($40.00) per share payable prior to any distribution to holders of common stock.
6. Redeemable at the option of the holder at any time for Forty Dollars Dollars ($40.00) per share.
7. No redemption or sinking fund at the option of the Corporation.
8. Conversion and redemption by any holder, set forth in 4 and 6, above, shall require the approval of all holders.

FILED
15 JAN 30 AM 8:32
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLE V INITIAL OFFICERS AND/OR DIRECTORS

Name and Title: Michael Heilman, Director and Chief Executive Officer
Address: 550M Ritchie Highway #104
Severna Park, MD 21146

ARTICLE VI REGISTERED AGENT

Paracorp Incorporated
155 Office Plaza Drive
1st Floor
Tallahassee, FL 32301

ARTICLE VII INCORPORATOR

The name and address of the Incorporator is:

Name: Michael Heilman
Address: 550M Ritchie Highway #104
Severna Park, MD 21146

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity

Sharon Cooke, Asst Secretary — 1/30/2015

Required Signature/Registered Agent — Date

I submit this document and affirm that the facts stated herein are true. I am aware that the false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S.

Michael D. Heilman — JAN 26, 2015

Required Signature/Incorporator — Date